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                                                                    Exhibit 10.1
January 10, 2001

Mr. Steven Lamb
2337 Zulla Road
Middleburg, VA  20117

Dear Steven:

We are pleased that you have accepted the offer to join the World Kitchen, Inc.,
(WKI) management team as President and CEO. Under your leadership, we are confident that the company will be able to execute the 2001 plan, build a foundation for the future and prepare for acquisitions.

The information listed below confirms our discussions of the terms based on a starting date of January 18, 2001.

BASE SALARY

Annual base salary of $600,000 typically reviewed on an annual basis.

BONUS OPPORTUNITY

You will participate in the 2001 WKI incentive program with a target opportunity of 100% of base salary. Awards under this plan are approved by the Compensation Committee in February, following the close of the performance year. Payouts are based on achievement of financial targets (EBITDA and ROA) and performance against business metrics. The incentive award is capped at 200% of target. Your 2001 award will be prorated to reflect your period of employment.

EQUITY INVESTMENT

As agreed, your equity investment in WKI will be $1,500,000 at $2.00 per share. For this investment, you will receive 875,000 options with a strike price of $3.50.

PERQUISITE ALLOWANCE

You will receive an annual perquisite allowance of $70,000, which can be used for the perquisites of your choice such as a car, country club, apartment in Elmira, financial planning, etc. A portion of this allowance may be used for personal air travel through Seneca Aviation based on SIFL rates. If the WKI business headquarters are relocated, your perquisite benefit will be reduced to $50,000.


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BENEFITS

Below is a summary of the benefit programs, which will be available to you during 2001. A detailed summary of the benefit programs will be provided at your orientation meeting with Craig Saline, VP Human Resources. All benefit programs are subject to the terms of the plan documents and insurance contracts, including but not limited to any vesting periods or eligibility periods.

A task force has been created to develop a benefit program for WKI, which will be rolled out during calendar years 2001 and 2002. This new benefit program will provide the same level of benefits for all employees of WKI - CCPC, EKCO and GHC.

VACATION - You will be eligible for four (4) weeks of vacation.

MEDICAL - Provided through Blue Preferred, a Blue Cross Blue Shield plan. Offerings include a Preferred Provider Organization (PPO) and Non-gatekeeper access (POS). Vision coverage is also provided when enrolled for medical coverage. Coverage is 75% company paid.

DENTAL - Provided through MetLife Provider Dental Plan network. Reasonable and Customary plan with an annual benefit maximum of $1,250. Coverage is 75% company paid.

PENSION PLAN - Pension benefits for 2001 will be provided under the WKI pension plan, a career average plan. The WKI Retirement benefits are being redesigned. The new plan will be introduced in 2002.

401K SAVINGS - Savings plan benefits for 2001 will be provided under the Borden, Inc. Savings Plan. The company match is 50% on the first 6% of employee contribution. As indicated above, the WKI Retirement benefits are being redesigned. The new plan will be introduced in 2002.

SERP - Pension and savings plan benefits for salary in excess of the IRS Annual Plan Compensation Limit are provided under the Borden, Inc. Executive Supplemental Pension Plan.

LIFE INSURANCE - 1 1/2 times salary to a maximum of $350,000 company paid benefit. You may purchase supplemental insurance coverage if desired.

DISABILITY - Salary Continuance and Long Term Disability coverage is provided; benefit is company paid.

SEVERANCE

In the event of termination for circumstances other than for cause or resignation, you would be eligible for a separation payment of two years of base salary. In the event of sale of business and your termination within one year of sale, our practice is to negotiate with the acquiring firm for termination benefits equal to the higher of the acquiring company's policy or two years of base salary.


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COMPANY AGREEMENTS

Under separate cover, you will receive appropriate policy and agreement covering the Code of Business Ethics.

RELOCATION

In the event the headquarters of the business is relocated beyond 50 miles from Elmira you will be provided with relocation assistance under the WKI policy in effect at that time; it is anticipated that this would include assistance with the sale of your current residence, purchase of a home at the new location and reimbursement for packing and shipping of normal household effects.

PRE-EMPLOYMENT

This offer is contingent on your passing a routine physical examination at WKI's expense, which includes a test for drugs and also providing visible proof of identity as a U.S. citizen or the right of lawful employment in the U.S.

"AT WILL"

The legal nature of this employment agreement is an "AT WILL," which means that either you or the company can end this relationship at any time.

After reviewing the contents of this letter, please indicate your agreement by signing a copy of the letter and returning one to my attention. Please feel free to contact me with any questions at 614-225-2600.

I look forward to a very successful and profitable association. Based on our meeting this week, you are off to a great start.

Sincerely,



C. Robert Kidder


Offer Accepted:


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Steven Lamb                Date


CC:  N.A. Reardon